UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 21, 2011

Willis Lease Finance Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15369	68-0070656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

773 San Marin Drive, Suite 2215

Novato, California 94998

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 408-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, the Company entered into the Credit Agreement dated as of November 18, 2009 (the “Credit Agreement”) among the Company, as borrower, Union Bank, N.A., as Administrative Agent and Security Agent, and the various lenders party to the Credit Agreement. The terms of the Credit Agreement allow the Company from time to time to request an increase of the original $240 million revolving commitment up to an aggregate amount of $300 million (the “Accordion”).

Effective as of January 21, 2011, the Company partially exercised the Accordion to increase the aggregate commitments under its revolving credit facility by $45 million. In the process, one new bank was added as an additional lender under the Credit Agreement, and two of the original banks increased their respective revolving commitments.

As a result of the Company’s partial exercise of the Accordion, borrowing capacity under the Credit Agreement increased from $240 million to $285 million, and the Company remains entitled to exercise the Accordion (in one or more separate occurrences) to increase its borrowing capacity by an aggregate amount not greater than $15 million. All other terms of the Credit Agreement remain unchanged.

Item 7.01 Regulation FD Disclosure

On January 26, 2011, the Company issued a Press Release announcing the increase of the revolving credit commitment under the Credit Agreement. A copy of this Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements & Exhibits

The Company hereby furnishes the following exhibit pursuant to Item 7.01, “Regulation FD Disclosure.”

Exhibit No.	Description

99.1	Press Release issued by the Company January 26, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated January 27, 2011

WILLIS LEASE FINANCE CORPORATION
By:	/s/ Thomas C. Nord
Thomas C. Nord
Senior Vice President and
General Counsel